[Letterhead of Mantyla McReynolds]


January 23, 2001

United States Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Re: Consent to be named in the S-8 Registration Statement of Chiropractic 21 International, Inc., a Nevada corporation (the "Registrant"), SEC File No. 000-30499, to be filed on or about February 1, 2001, covering the registration and issuance of 60,000 shares of common stock to two individual consultants


Ladies and Gentlemen:

     We hereby consent to the use of our report for the years ended April 30, 2000, in the above-referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.


Sincerely,


/S/ MANTYLA MCREYNOLDS
Mantyla McReynolds